Exhibit 99.1

METRO ONE TELECOMMUNICATONS

BOARD COMPENSATION POLICY

(November 5, 2007)

I.  CASH COMPENSATION

            A.  Annual Fees:

                        Board Member:  $20,000 per annum, payable quarterly in advance on January 1, April 1, July 1 and October 1 of each year to each Board member other than the Chairperson of the Board (“Chair”).

                        Prorations: Quarterly cash payments are earned on first day of each quarter.  Board members resigning or leaving mid-quarter do not repay any portion of a quarterly fee, and Board members joining mid-quarter are paid the entire quarterly installment.

                        Payment:  Within ten (10) days of the beginning of each quarter.

            B.  Board Meetings:

                        In person attendance:  $3,000 per meeting for those attending in person at meetings designated by the Chair as in-person meetings.

                        Telephonic:  $1,000 for meetings designated by the Chair as telephonic and for Board members participating telephonically in meetings designated by the Chair as in-person.

                        Expenses:  Reasonable out of pocket expenses incurred in connection with attendance in person or by telephone are reimbursed promptly upon presentation of the necessary receipts/vouchers.

                        Payment: The Chair or Secretary to the meeting is to inform the Chief Financial Officer and the Executive Assistant of the meeting date, attendees and the designated manner of attendance.  Payment for Board meetings held during each quarter is to be made by the tenth (10th) day following the end of each quarter.

            C.  Committee Meetings:

                        Committee Chairperson: $1,000 per committee meeting, whether attended in-person or telephonically.

                        Committee Members: $750 per committee meeting, whether attended in-person or telephonically.

                        Expenses:  Reasonable out of pocket expenses incurred in connection with attendance in person or by telephone are reimbursed promptly upon presentation of the necessary receipts/vouchers.

                        Payment:  The Committee Chairperson or Secretary to the meeting is to inform the Chief Financial Officer and the Executive Assistant of the meeting date and attendees.  Payment for Committee meetings held during each quarter is to be made by the tenth (10th) day following the end of each quarter.

            D.  Special Committees:  The scope of duties and compensation to be paid are determined by the Board on a case-by-case basis.

II.  STOCK COMPENSATION

            A.  Initial Grant.   3,750 Non-Qualified Stock Options in the Company’s common stock are granted upon each member’s joining the Board.  The exercise price of the options is set at the fair market value of the common stock on the date of grant and the grant is made when the Chair or other Board member communicates such appointment/election to the affected Board member and the person officially joins the Board.  The option grant is fully vested and is on other terms and conditions that are standard to the Company’s Stock Incentive Plan.

            B.  Annual Grant. 3,750 Non-Qualified Stock Options in the Company’s common stock are granted per annum on October 1 (or the first business day after October 1) of each year to the then-standing members of the Board of Directors for expected service through and including the next annual shareholders’ meeting.   These options are fully vested and are on other terms and conditions that are standard to the Company’s Stock Incentive Plan.  The Board may suspend, deny or modify the grant to any Board member if the annual shareholders’ meeting has not occurred prior to October 1st, if the Board otherwise determines such Board member may not serve the term intended to be encompassed by such grant or that such grant otherwise is inappropriate, and the Board also may award a prorated, partial or full year’s grant to a Board member joining after October 1st of any year.

III.  CHAIR’S ADDITIONAL COMPENSATION

            A.  Annual Fee.  $30,000 per annum, payable quarterly in advance on January 1, April 1, July 1 and October 1 of each year and prorated similarly with the annual fees paid to other Board members.

            B.  Stock Compensation.  5,312 Non-Qualified Stock Options in the Company’s common stock are granted on October 1 (or the first business day after October 1) of each year.  The Board may suspend, deny or modify the special grant to the Chair if the annual shareholders’ meeting has not occurred prior to October 1st, if the Board otherwise determines the Chair may not serve the term intended to be encompassed by such grant or that such grant otherwise is inappropriate, and the Board may award a prorated, partial or full year’s grant to a Chair elected after October 1st of any year.

IV.  INDEMNIFICATION.  Each Board member is provided an indemnity agreement on terms then standard to the Company.